Exhibit (a)(3)


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August 24, 2006



TO:          UNIT HOLDERS OF LIBERTY TAX CREDIT PLUS II, L.P.

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer") the Purchasers named in the attached Offer (collectively the "Purchasers") are offering to purchase up to 23,184 Units of limited partnership interest (the "Units") in LIBERTY TAX CREDIT PLUS II, L.P. (the "Partnership") at a purchase price equal to:

                                  $70 per Unit
                                  ------------

Reasons you may wish to sell your Units include:

     o OUR HIGHEST OFFER PRICE YET. The Offer Price is $25 higher than our last tender offer.

     o UNCERTAINTY OF PARTNERSHIP TERMINATION. Our offer provides you with the opportunity to receive a guaranteed amount of money in a specified time period. The general partner has stated that to complete the liquidation of the Partnership "will take a number of years." Therefore, investors may not see liquidity for some time.

     o ILLIQUIDITY OF UNITS. The relative illiquidity of the Units resulting from the absence of a formal trading market makes the Units difficult to sell.

     o NO FUTURE IRS FILING REQUIREMENTS AND/OR RETIREMENT ACCOUNT FEES. The tax year in which you sell your Units will be the final year for which you will be obligated to file a K-1 for the Partnership with your tax return. This may represent a reduction in costs associated with filing complicated tax returns. You may also avoid incurring fees for having this investment in your IRA or retirement account. Your decision to sell may have other favorable or unfavorable tax consequences and potential sellers should consult their individual tax advisers.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax (then mail) a duly completed and executed copy of the Letter of Transmittal (printed on purple paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                         MacKenzie Patterson Fuller, LP
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) October 2, 2006.